EXHIBIT 99.1

[DELTAGEN LOGO]	NEWS RELEASE

Media contact:	Investor contact:
Paul Laland	Nina Ferrari
Vice President	Senior Director
Corporate Communications	Investor Relations
650.569.5153	650.569.5154

For Immediate Release

DELTAGEN ANNOUNCES NEW MANAGEMENT APPOINTMENT

REDWOOD CITY, Calif. — May 31, 2002 — Deltagen, Inc. (Nasdaq: DGEN) today announced the appointment of Geoffrey T. Yarranton, Ph.D., as executive vice president of research and development. Dr. Yarranton will lead Deltagen’s secreted protein and small molecule discovery and development programs. Deltagen also announced the resignation of Peter Myers, Ph.D., executive vice president of Deltagen Research Laboratories.

“Dr. Yarranton will provide us with proven leadership in moving drug discovery and development programs toward the clinical trial stage and will spearhead the integration of our drug discovery efforts. I also want to extend my sincere thanks to Dr. Myers for his efforts during our merger with Bristol-Myers Squibb Pharma Research Labs L.L.C.,” said William Matthews, Ph.D., chairman and chief executive officer of Deltagen.

Dr. Yarranton has extensive experience in drug discovery and development within the biotechnology industry. Prior to joining Deltagen, Dr. Yarranton served as senior vice president for Research and Development at Coulter Pharmaceutical and, following the merger with Corixa Corporation in December 2000, he became the head of the South San Francisco site.

From 1982 to 1998, Dr. Yarranton held various positions at Celltech Therapeutics Ltd., a biotechnology company in the United Kingdom (U.K.), most recently as head of Research. During this time at Celltech, he spearheaded the company’s therapeutic antibody and medicinal chemistry programs focused on the discovery of new treatments for cancer and autoimmunity. Dr. Yarranton also led the collaboration with Wyeth that developed Mylotarg®, the first antibody-drug conjugate to be approved by the U.S. Food and Drug Administration. Dr. Yarranton received his B.Sc. from the University of Leicester and his Ph.D. from the National Institute for Medical Research in the U.K.

Headquartered in Redwood City, California, Deltagen is an emerging leader in the discovery and development of drugs from the human genome. Through its Target Research and Development program, Deltagen has established secreted protein and small-molecule discovery programs in the areas of oncology, metabolic disorders and inflammatory diseases. Proprietary target discovery and validation technologies, integrated chemistry capabilities, and state-of-the-art drug metabolism and toxicology programs support Deltagen’s extensive drug discovery efforts. Deltagen’s technology portfolio will serve to accelerate a series of clinical candidate compound initiatives. Deltagen currently has secreted protein partnership agreements with Eli Lilly and Company and Hyseq, Inc. Deltagen’s principal database product, DeltaBase™, provides a database of invivo derived, mammalian gene function information. Current DeltaBase collaborators include three of the largest pharmaceutical companies in the world: Pfizer, Inc.; GlaxoSmithKline plc; and Merck & Co.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the role that Deltagen’s DeltaBase product and gene function database information will play in third-party research programs and the extent to which genome-based research will assist researchers in their drug discovery efforts, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements, including the extent to which genomic databases are utilized in pharmaceutical research and development; the ability of Deltagen to provide products and services that meet market needs; the impact of competition and alternative technologies, processes and approaches; and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.

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